Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (“Agreement”) is dated as of March 28, 2013 by and between Continental Airlines, Inc., a Delaware corporation (“Continental”), and United Air Lines, Inc., a Delaware corporation (“United”).

WHEREAS, the respective Boards of Directors of Continental and United have each approved and adopted this Agreement and the transactions contemplated by this Agreement, in each case after making a determination that this Agreement and such transactions are advisable and in the best interests of each such corporation and its stockholders; and

WHEREAS, United Continental Holdings, Inc. (the “Parent”), the sole stockholder of both Continental and United has approved the adoption of this Agreement and the transactions contemplated by this Agreement; and

WHEREAS, pursuant to the transactions contemplated by this Agreement and on the terms and subject to the conditions set forth herein, United, in accordance with Section 251 of the Delaware General Corporation Law (“DGCL”), will merge with and into Continental, with Continental continuing as the surviving corporation (the “Merger”).

NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with Section 251 of the DGCL, United shall be merged with and into Continental at the Effective Time (as hereinafter defined). Following the Effective Time, the separate corporate existence of United shall cease, and Continental shall continue as the surviving corporation under the name “United Airlines, Inc.” (the “Surviving Corporation”). The effects and consequences of the Merger shall be as set forth in this Agreement and the DGCL.

2. Effective Time. Subject to the provisions of this Agreement, the parties shall duly prepare, execute and file a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware with respect to the Merger and make all other filings or recordings required by the DGCL in connection with the Merger. The Merger shall become effective upon the filing of the Certificate of Merger or at such later time as is specified in such Certificate of Merger (the “Effective Time”).

3. Effect of the Merger. The Merger shall have the effects set forth in the DGCL, including without limitation, Section 259 of the DGCL. Without limiting the generality of the foregoing, and subject thereto, from the Effective Time, (i) all the properties, rights, privileges, immunities, powers and franchises of United shall vest in Continental, as the Surviving Corporation, and all debts, liabilities, obligations and duties of United shall become the debts, liabilities, obligations and duties of Continental, as the Surviving Corporation.

4. Organizational Documents. The Amended and Restated By-Laws of Continental in effect immediately prior to the Effective Time shall be amended and restated at the Effective Time to read in their entirety as set forth in Exhibit A attached hereto and, as so amended and restated, shall be the by-laws of the Surviving Corporation until thereafter amended as provided therein or by the DGCL. The Amended and Restated Certificate of Incorporation of Continental in effect immediately prior to the Effective Time shall be amended and restated at the Effective Time to read in its entirety as set forth in Exhibit B attached hereto and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein or by the DGCL.

5. Directors and Officers. The directors and officers of Continental immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation from and after the Effective Time and shall hold office until the earlier of their respective death, resignation or removal or their respective successors are duly elected or appointed and qualified in the manner provided for in the certificate of incorporation and Bylaws of the Surviving Corporation or as otherwise provided by the DGCL.

6. Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Continental, United or Parent:

(a) each share of common stock of United, par value $5.00 per share (“United Common Stock”), issued and outstanding immediately prior to the Effective Time (including each share of United Common Stock that is owned directly or indirectly by United (as treasury stock or otherwise)) shall be automatically canceled and retired and will cease to exist, and no consideration will be delivered in exchange therefor; and

(b) each share of capital stock of Continental issued and outstanding immediately prior to the Effective Time shall remain outstanding following the consummation of the Merger.

7. Labor Required Provisions. Continental hereby acknowledges that it has received copies of all of United’s collective bargaining agreements, and all amendments thereto (the “United CBAs”). Annex A sets forth certain sections of the United CBAs regarding successor transactions, including those sections listed under the heading “Commitments” (the “United Employee Commitments”) and under the heading “Irrevocable Commitments” (the “Irrevocable United Employee Commitments”). Each of United and Continental hereby agrees, and will cause its Subsidiaries to agree, to abide by the terms of the United Employee Commitments, as applicable, and each of United and Continental hereby irrevocably agrees, and will cause its Subsidiaries to agree irrevocably, to abide by the terms of the Irrevocable United Employee Commitments with respect to the operations and employees of the Surviving Corporation.

8. Entire Agreement. This Agreement together with the Certificate of Merger constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, representations and warranties and agreements, both written and oral, with respect to such subject matter.

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9. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

10. No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Agreement.

11. Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

12. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same instrument.

13. Further Action. Each of the Parties hereto hereby agrees that at any time, or from time to time, as and when requested by the Surviving Corporation, or by its successors and assigns, it will execute and deliver, or cause to be executed and delivered in its name by its last acting officers or by the corresponding officers of the Surviving Corporation, all such conveyances, assignments, transfers, deeds or other instruments, and will take or cause to be taken such further or other action, as the Surviving Corporation, its successors or assigns, may deem necessary or desirable in order to evidence the transfer, vesting or devolution to the Surviving Corporation of any property, right, privilege or franchise pursuant to applicable law, or to vest or perfect in or confirm to the Surviving Corporation, its successors and assigns, title to and possession of all the property, rights, privileges, powers, franchises and interests as a result of the merger referred to herein pursuant to applicable law, and otherwise to carry out the intent and purpose hereof.

[Signatures appear on the following page.]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

CONTINENTAL AIRLINES, INC.

By:	/s/ John D. Rainey
Name:	John D. Rainey
Title:	Executive Vice President and Chief Financial Officer

UNITED AIR LINES, INC.

By:	/s/ Jeffery A. Smisek
Name:	Jeffery A. Smisek
Title:	Chairman, President and Chief Executive Officer

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Annex A

Commitments

1.	Subsections 1-D-1, 1-D-3, and 1-D-4, as construed by Paragraph 3 of MOU 10 (the “Parent Agreement”), and Subsections 1-E-1, and 1-E-2 of the Agreement between United Air Lines, Inc. and the Air Line Pilots in the service of United Air Lines, Inc. as represented by the Air Line Pilots Association, International, dated November 15, 2012, effective November 15, 2012—January 2017, as amended from time to time (the “Pilot CBA”)

2.	Paragraphs 1.A and 1.B. of Letter of Agreement and Understanding: Scope Agreement to Agreement between United Air Lines, Inc. and the Flight Attendants in the service of United Air Lines, Inc. as represented by the Association of Flight Attendants-CWA, dated February 28, 2012, effective February 28, 2012—February 8, 2016, as amended from time to time, as construed by Letter of Agreement regarding Expedited Mediation Protocol and Related Agreements between United Airlines, Inc. and the Flight Attendants in the service of United Airlines, Inc. as represented by the Association of Flight Attendants—CWA, AFL-CIO, dated September 2, 2011, as amended from time to time

3.	Section 1.D (except Section 1.D.2) of the Agreement between United Airlines, Inc. and the Airline Technicians and Related Employees in the service of United Airlines, Inc. as represented by the International Brotherhood of Teamsters, dated January 1, 2010, effective January 1, 2010—June 30, 2013, as amended from time to time (the “Technicians and Related CBA”)

4.	Section 1.D of the Agreement between United Airlines, Inc. and Aircraft Dispatchers in the service of United Airlines, Inc. as represented by the Professional Airline Flight Control Association, dated May 1, 2003, effective May 1, 2003—May 1, 2009, as amended from time to time (the “Dispatchers CBA”)

5.	Article III, Paragraphs B and D of the Agreement between United Air Lines, Inc. and the International Association of Machinists and Aerospace Workers, governing Ramp and Stores Employees, dated January 24, 2006, effective July 1, 2005—December 31, 2009, as amended from time to time (the “Ramp and Stores CBA”)

6.	Article III, Paragraphs B and D of the Agreement between United Air Lines, Inc. and the International Association of Machinists and Aerospace Workers, governing Public Contact Employees, dated January 24, 2006, effective July 1, 2005—December 31, 2009, as amended from time to time (the “Public Contact CBA”)

7.	Article III, Paragraphs B and D of the Agreement between United Air Lines, Inc. and the International Association of Machinists and Aerospace Workers, governing Maintenance Instructors, dated January 24, 2006, effective July 1, 2005—December 31, 2009, as amended from time to time (the “Maintenance Instructors CBA”)

Annex A-1

8.	Article III, Paragraphs B and D of the Agreement between United Air Lines, Inc. and the International Association of Machinists and Aerospace Workers, governing Fleet Technical Instructors and Related Employees, dated January 24, 2006, effective July 1, 2005—December 31, 2009, as amended from time to time (the “Fleet Technical CBA”)

9.	Article III, Paragraphs B and D of the Agreement between United Air Lines, Inc. and the International Association of Machinists and Aerospace Workers, governing Security Officers, dated January 24, 2006, effective July 1, 2005—December 31, 2009 (the “Security Officer CBA”)

10.	Article III, Paragraphs B and D of the Agreement between United Air Lines, Inc. and the International Association of Machinists and Aerospace Workers, governing Food Services Employees, dated January 24, 2006, effective July 1, 2005—December 31, 2009 (the “Food Services CBA”)

11.	Article III, Paragraph A of the Agreement between Mileage Plus, Inc. and the International Association of Machinists and Aerospace Workers, governing Mileage Plus, Inc. Public Contact Employees, dated May 14, 2003, effective May 1, 2003—May 1, 2009, as amended from time to time (the “MPI PCE CBA”)

Annex A-2

Irrevocable Commitments

1.	Subsection 1-D-2, as construed by Paragraph 3 of the Parent Agreement, of the Pilot CBA

2.	Subsection 1.D.2 of the Technicians and Related CBA

3.	Section 1.E of the Dispatchers CBA

4.	Article III, Paragraph C of the Ramp and Stores CBA

5.	Article III, Paragraph C of the Public Contact CBA

6.	Article III, Paragraph C of the Maintenance Instructors CBA

7.	Article III, Paragraph C of the Fleet Technical CBA

8.	Article III, Paragraph C of the Security Officer CBA

9.	Article III, Paragraph C of the Food Services CBA

10.	Article III, Paragraph B of the MPI PCE CBA

Annex A-3

EXHIBIT A

AMENDED AND RESTATED BY-LAWS OF UNITED AIRLINES, INC.

ARTICLE I

STOCKHOLDERS’ MEETINGS

SECTION 1.01. Annual Meetings. The annual meeting of stockholders shall be held at an hour and date determined by the Board of Directors.

SECTION 1.02. Special Meetings. A special meeting of the stockholders may be called to be held at any time by the Chairman or by the President at the request of any member of the Board of Directors, or as otherwise authorized by the Certificate of Incorporation or by law.

SECTION 1.03. Place of Meetings. All meetings of the stockholders of the Corporation shall be held at such place, within or without the State of Delaware, as shall from time to time be designated by the Board of Directors or stated in the notice of the meeting or waivers thereof.

SECTION 1.04. Notice of Meetings. Except as otherwise required by statute, written notice of each meeting of stockholders, whether annual or special, shall be given to each stockholder of record entitled to vote at the meeting, not less than ten nor more than sixty days before the date of the meeting, either personally or by mail in a postage-prepaid envelope addressed to such stockholder at such stockholder’s address as it appears on the stock ledger of the Corporation. Every notice of a meeting of stockholders shall state the place, date and hour of the meeting. Notice of special meetings shall state the purpose(s) for which the meeting is called. Any stockholder may, prior to, at the meeting or subsequent thereto, waive notice of any meeting, in writing signed by such stockholder or such stockholder’s duly appointed attorney-in-fact.

SECTION 1.05. Quorum and Voting. Except as otherwise required by law or by the Certificate of Incorporation, the presence at meetings, in person or by duly authorized proxy, of the holders of a majority of the outstanding shares of stock entitled to vote thereat shall constitute a quorum for the transaction of business and the vote, in person or by proxy, of the holders of a majority of the shares constituting such quorum shall be binding upon all stockholders of the Corporation. In the absence of a quorum, the meeting may be adjourned for not more than 30 days, by a majority of the voting shares present; no notice of an adjourned meeting need be given.

SECTION 1.06. Voting by Corporations. Shares standing in the name of a corporation may be voted or represented on behalf of such corporation by the Chairman, Chief Executive Officer, President, any Vice President, the Secretary or any Assistant Secretary of such corporation or by any person authorized to do so by a proxy or power of attorney executed by any such officer or by authority of the Board of Directors of such corporation.

SECTION 1.07. Consents in Lieu of Voting. Any action of stockholders of the Corporation required or permitted to be taken at a meeting of such stockholders may be taken without a meeting, without prior notice, and without a vote if a written consent setting forth the action so taken shall be signed by all the stockholders having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon are present and voted.

ARTICLE II

BOARD OF DIRECTORS

SECTION 2.01. Number and Term of Office. The number of directors shall be fixed each year by the stockholders, but may not be less than one. Each director shall be elected by a plurality vote of the stockholders at their annual meeting, or, where applicable, in accordance with Section 2.02 of this Article II. Each director shall hold office until the next annual meeting and thereafter until his or her successor is duly elected or appointed and qualified, subject, however, to removal by the stockholders.

SECTION 2.02. Vacancies. In case of any vacancies in the Board of Directors not caused by removal, the additional director(s) may be elected either (a) by a majority of the directors then in office, although less than a quorum, or (b) by the stockholders, at either an annual or special meeting.

SECTION 2.03. Quorum. Except as otherwise required by law or by the Certificate of Incorporation or as otherwise provided herein, one-third (but not less than two in the event the Board consists of two or more directors) of the total number of directors or committee members actually holding office at the time of the meeting of the Board of Directors or committee thereof, as applicable, shall constitute a quorum for the transaction of business by the Board of Directors or such committee, as the case may be, at such meeting and the act of the majority of the directors present at any meeting at which a quorum is present shall be the act of the Board of Directors or such committee thereof, as applicable.

SECTION 2.04. Meetings. Regular meetings of the Board of Directors or any committee thereof may be held without notice at such time(s) and place(s) as the Board of Directors or such committee, as the case may be, may from time to time determine. Special meetings of the Board of Directors or any committee thereof may be held wherever called by any director or committee member, as the case may be. Notice of any special meeting shall be communicated to each director or committee member, not later than the day before such meeting. Notice of a meeting need not be given to a director if waived by him or her in writing or if he or she shall be present at the meeting.

SECTION 2.05. Action by Unanimous Consent. Any action required or permitted to be taken at any meeting of the Board of Directors or any committee thereof may be taken without a meeting, if all members of the Board of Directors or committee, as the case may be, consent thereto in writing, by electronic transmission or transmissions, or as otherwise permitted by law, and the writing or writings or electronic transmission or transmissions are filed with the minutes of the proceedings of the Board of Directors or such committee.

SECTION 2.06. Telephone Conference or Similar Meeting. Members of the Board of Directors or of any committee elected or appointed by the Board of Directors may participate in a meeting of the Board of Directors or such committee, as the case may be, by means of conference telephone or similar communications equipment by which all persons participating in the meeting can hear each other and participation in a meeting pursuant to this Section shall constitute presence in person at such meeting.

SECTION 2.07. Resignations and Removal of Directors. Any director of the Corporation may resign at any time by giving written notice thereof to the President or to the Secretary. The resignation of any director shall take effect at the time specified therein; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective. Any director or the entire Board of Directors may be removed, either for or without cause, at any time, by the affirmative vote of the holders of record of a majority of the outstanding shares entitled to vote at an election of directors, except as may be provided by statute or the Certificate of Incorporation; and the vacancy in the Board of Directors caused thereby may be filled by the stockholders at the same time or any time thereafter.

ARTICLE III

COMMITTEES

SECTION 3.01. Appointment. The Board of Directors may, from time to time, by affirmative vote of a majority of the whole Board of Directors, appoint one or more committees, and each such committee shall consist of one or more directors of the Corporation. Except as otherwise provided by law or the Certificate of Incorporation, the Board of Directors shall delegate to any such committee such powers as the Board of Directors may deem appropriate; provided, however, that no committee shall be authorized to (a) elect any officer of the Corporation, (b) designate the Chief Executive Officer, (c) fill any vacancy in the Board of Directors or any newly created directorship, (d) amend these By-laws, (e) take any action which, under these By-laws, requires the vote of a specified proportion of the Board of Directors or (f) take any other action prohibited in the Certificate of Incorporation.

SECTION 3.02. Powers. Any action taken by a committee in accordance with its purpose and within the powers delegated to it by the Board of Directors shall have the same effect as if such action were taken by the Board of Directors.

SECTION 3.03. Records. Records shall be kept of the acts and proceedings of any committee and same shall be reported from time to time to the Board of Directors.

ARTICLE IV

OFFICERS, EMPLOYEES AND AGENTS

SECTION 4.01. Officers. The officers of the Corporation shall be elected by the Board of Directors and may be a Chairman of the Board of Directors, a President, one or more Vice Presidents, a Secretary, a Treasurer, and one or more Assistant Secretaries or Assistant Treasurers. The Board of Directors may also appoint such other officers and agents as from time to time may appear to be necessary or advisable in the conduct of the affairs of the Corporation. Any number of offices may be held by the same person.

SECTION 4.02. Term of Office; Removal. So far as practicable, each elected officer shall be elected at the organization meeting of the Board in each year, and shall hold office until the organization meeting of the Board in the next subsequent year and until his or her successor is chosen or until his or her earlier death, resignation or removal in the manner hereinafter provided. Any officer may be removed at any time, with or without cause, by the Board of Directors.

SECTION 4.03. Chief Executive Officer. The Board of Directors may designate either the Chairman of the Board of Directors or the President as the Chief Executive Officer of the Corporation. As Chief Executive Officer, such officer shall have general and active control of the Corporation’s business and affairs.

SECTION 4.04. Chairman of the Board. The Board of Directors may elect a Chairman of the Board of Directors, who may, but need not, be designated Chief Executive Officer of the Corporation. The Chairman of the Board of Directors shall preside at all meetings of stockholders and of the Board of Directors at which he or she may be present, and shall have such other powers and duties as he or she may be called upon by the Board of Directors to perform.

SECTION 4.05. President. The President, if not designated as Chief Executive Officer of the Corporation, shall share with the Chairman of the Board of Directors in the general management of the business and affairs of the Corporation and direction of all other officers of the Corporation. In the event of a vacancy in the office of the Chairman of the Board of Directors, the President shall act in his or her place with authority to exercise all of such officer’s powers and perform such officer’s duties.

SECTION 4.06. Vice Presidents. The several Vice Presidents shall perform all such duties and services as shall be assigned to or required of them, from time to time, by the Board of Directors, the Chairman of the Board of Directors or the President, respectively. In the event of the absence or disability of both the Chairman of the Board and the President, either such officer may designate one of the several Vice Presidents to act in the place of such officers with authority to exercise all of their powers and perform their respective duties, provided that the Board of Directors may change such designation, or may make such designation in the first instance at a regular or special meeting called for that purpose.

SECTION 4.07. Secretary. The Secretary shall attend to the giving of notice of all meetings of stockholders and special meetings of the Board of Directors and shall keep and attest true records of all proceedings thereat. The Secretary shall have charge of the corporate seal and have authority to attest any and all instruments or writings to which the same may be affixed. The Board of Directors may give general authority to any other officer to affix the seal and to attest any and all instruments or writings to which the same may be affixed. The Secretary shall keep and account for all books, documents, papers and records of the Corporation, except those which are hereinafter directed to be in charge of the Treasurer. The Secretary shall have authority to sign stock certificates, and shall generally perform all the duties usually appertaining to the office of Secretary of a corporation. In the absence of the Secretary, an Assistant Secretary or Secretary pro tempore shall perform the Secretary’s duties.

SECTION 4.08. Treasurer. The Treasurer shall be responsible for the collection, receipt, care, custody and disbursement of the funds of the Corporation. The Treasurer shall be responsible for the maintenance of detailed records thereof as may be required. The Treasurer shall have the care and custody of all securities owned by the Corporation. The Treasurer shall have such other duties and powers as are commonly incidental to the office of Treasurer or as may be prescribed by the Board of Directors, the Chairman, or the President. In the absence of the Treasurer, and Assistant Treasurer shall perform the Treasurer’s duties.

SECTION 4.09. Additional Powers and Duties. In addition to the foregoing especially enumerated duties and powers, the several officers of the Corporation shall perform such other duties and exercise such further powers as may be provided in these By-laws or as the Board of Directors may, from time to time, determine, or as may be assigned to them by any competent superior officer.

ARTICLE V

STOCK AND TRANSFERS OF STOCK

SECTION 5.01. Certificated and Uncertificated Shares. Shares of the Corporation’s stock may be certificated or uncertificated, as provided under the laws of the State of Delaware. All certificates of stock of the Corporation shall be numbered and shall be entered on the books of the Corporation as they are issued. The certificates shall be signed by, or signed in the name of the Corporation by, the Chairman, or by the President or a Vice President, and either the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary, certifying the number of shares owned by the stockholder in the Corporation.

SECTION 5.02. Transfer Agents and Registrars. The Board of Directors may, in its discretion, appoint responsible banks or trust companies from time to time, to act as Transfer Agents and Registrars of the stock of the Corporation.

SECTION 5.03. Transfers of Stock. Shares of stock may be transferred by delivery of the certificates therefor, accompanied either by an assignment in writing on the back of the certificates or by written power of attorney to sell, assign and transfer the same, signed by the record holder thereof; but no transfer shall affect the right of the Corporation to pay any dividend upon the stock to the holder of record thereof, or to treat the holder of record as the holder in fact thereof for all purposes, and no transfer shall be valid, except between the parties thereto, until such transfer shall have been made upon the books of the Corporation.

SECTION 5.04. Lost Certificates. In case any certificate of stock shall be lost, stolen or destroyed, the Board of Directors, in its discretion, may authorize the issue of a substitute certificate in place of the certificates so lost, stolen or destroyed, and may cause such substitute certificate to be countersigned by the appropriate Transfer Agent (if any) and registered by the appropriate Registrar (if any); provided that, in each such case, the applicant for a substitute certificate shall furnish to the Corporation and to such of its Transfer Agents and Registrars as may require the same, evidence to their satisfaction, in their discretion, of the loss, theft or destruction of such certificate and of the ownership thereof, and also such security or indemnity as may be required.

ARTICLE VI

MISCELLANEOUS

SECTION 6.01. Fiscal Year. The Fiscal Year of the Corporation shall be the calendar year.

SECTION 6.02. Voting of Securities of Other Corporations. Unless otherwise ordered by the Board of Directors, the Chairman, the Chief Executive Officer or the President shall have authority to vote, on behalf of the Corporation, the securities of any other corporation which are owned or held by the Corporation, and may attend any meeting of stockholders or execute and deliver proxies for such purposes. The Board of Directors from time to time may confer like powers upon any other person or persons.

ARTICLE VII

AMENDMENTS

The holders of a majority of the outstanding shares of the Corporation may adopt, alter or repeal the By-laws of this Corporation and, subject to the right of the stockholders, the Board of Directors, by majority vote, may adopt, alter or repeal the By-laws of the Corporation.

EXHIBIT B

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

ARTICLE I

The name of the corporation (hereinafter called the “Corporation”) is UNITED AIRLINES, INC.

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, New Castle County 19801. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV

The total number of shares of all classes of stock that the Corporation shall have authority to issue is 1,000 shares of Common Stock having the par value of $0.01 per share.

ARTICLE V

The number of directors of the Corporation shall be fixed from time to time by the Board of Directors of the Corporation.

ARTICLE VI

In furtherance and not in limitation of the powers conferred upon it by law, the Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the By-laws of the Corporation.

ARTICLE VII

Unless and except to the extent that the DGCL or By-laws of the Corporation so require, the election of directors of the Corporation need not be by written ballot.

ARTICLE VIII

(a) A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

(b) Each person who was or is made a party or is threatened to be made a party or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer or employee of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director, officer or employee shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such person in connection therewith. Such indemnification shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in paragraph (c) of this Article VIII, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors. Notwithstanding anything to the contrary herein, the Corporation shall not be obligated to indemnify a director or officer for costs and expenses relating to proceedings (or any part thereof) instituted against the Corporation by such director or officer (other than proceedings pursuant to which such director or officer is seeking to enforce such director’s or officer’s indemnification rights hereunder). The right to indemnification conferred in this Article VIII with respect to directors and officers shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the DGCL requires, the payment of such expense incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Article VIII or otherwise. The Corporation may provide indemnification to employees (other than officers) and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers to the extent (i) permitted by the laws of the State of Delaware as from time to time in effect, and (ii) authorized in the sole discretion of any of the Chief Executive Officer, the President, the Chief Financial Officer or the General Counsel of the Corporation; provided, however, that any such indemnification shall not constitute a contract right for any such employee or agent.

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(c) If a claim under paragraph (b) or this Article VIII is not paid in full by the Corporation within thirty days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the DGCL for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conducts set forth in the DGCL, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

(d) The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article VIII shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of this amended and restated Certificate, by-law, agreement, vote of stockholders or disinterested directors or otherwise.

(e) The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.